UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 13, 2006 (March 7, 2006)

COHERENT, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-05255	94-1622541
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5100 Patrick Henry Drive

Santa Clara, CA 95054

(Address of principal executive offices, including zip code)

(408) 764-4000

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry Into a Material Definitive Agreement.

The information set forth in Items 2.03 and 3.02 hereof is incorporated by reference into this Item 1.01.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On March 7, 2006, Coherent, Inc. (“Coherent”) entered into a purchase agreement with an initial purchaser (the “Purchase Agreement”) to offer and sell $175 million aggregate principal amount of its 2.75% Convertible Subordinated Notes due 2011 (the “Notes”), plus up to an additional $25 million aggregate principal amount of the Notes at the option of the initial purchaser to cover overallotments, in a private placement to the initial purchaser for resale to qualified institutional buyers pursuant to the exemptions from the registration requirements of the Securities Act of 1933, as amended (the “Act”), afforded by Section 4(2) of the Act and Rule 144A under the Act. The initial purchaser exercised its overallotment option in full.

On March 13, 2006, Coherent closed the sale of the Notes.  In connection with the closing, on March 13, 2006, Coherent entered into an indenture (the “Indenture”) with U.S. Bank National Association, as trustee (the “Trustee”), governing the Notes and issued a global note (the “Global Note”) in the aggregate principal amount of $200 million in the name of Cede & Co. as nominee for The Depository Trust Corporation.  A copy of the Indenture, including the form of Global Note, is attached hereto as Exhibit 10.16 to this report and is incorporated by reference herein.  The following description of the Indenture and the Global Note is a summary only and is qualified in its entirety by reference to Exhibit 10.16.

The material terms and conditions of the Indenture and the Notes governed thereby are as follows:

Maturity.  March 1, 2011.

Interest.  The Notes bear interest at a rate of 2.75% per year.  Interest is payable in arrears on March 1 and September 1 of each year, beginning on September 1, 2006.

Conversion Rights.  See description in Item 3.02 below.

Purchase at Option of Holders Upon a Fundamental Change.  If a fundamental change occurs, holders of the Notes may require Coherent to purchase all or a portion of their Notes at a purchase price in cash equal to 100% of the principal amount of the Notes being purchased, plus accrued and unpaid interest, if any, to, but excluding, the purchase date.

Ranking.  The Notes are Coherent’s direct, unsecured, subordinated obligations, will rank junior in right of payment to all of Coherent’s existing and future senior indebtedness and are effectively junior to any existing and future indebtedness and other liabilities, including trade payables, of Coherent’s subsidiaries.

Events of Default.  The following constitute events of default under the Indenture that could, subject to certain conditions, cause the unpaid principal on the Notes to become due and payable:

(1)            the default of Coherent in the payment of any principal amount or fundamental change purchase price due with respect to the Notes, when the same becomes due and payable, regardless of whether such payment is permitted pursuant to the subordination provisions of the Indenture;

(2)            the default of Coherent in payment of any interest (including additional interest) under the Notes, which default continues for 30 days, regardless of whether such payment is permitted pursuant to the subordination provisions of the Indenture;

(3)            the default of Coherent in the delivery when due of all cash and any shares of common stock payable upon conversion with respect to the Notes, which default continues for 15 days, regardless of whether such delivery is permitted pursuant to the subordination provisions of the Indenture;

(4)            the failure of Coherent to comply with any of Coherent’s other agreements in the Notes or the Indenture upon Coherent’s receipt of notice of such default from the Trustee or from holders of not less than 25% in aggregate principal amount of the Notes, and the failure of Coherent to cure (or obtain a waiver of) such default within 30 days after receipt of such notice;

(5)            the default in the payment of principal by the end of any applicable grace period or resulting in acceleration of other indebtedness of Coherent for borrowed money where the aggregate principal amount with respect to which the default or acceleration has occurred exceed $25 million and such acceleration has not been rescinded or annulled or such indebtedness repaid within a period of 30 days after written notice to Coherent by the Trustee or to Coherent and the Trustee by the holders of at least 25% in aggregate principal amount of the Notes, provided that if any such default is cured, waived, rescinded or annulled, then the event of default by reason thereof would not be deemed to have occurred; and

(6)            certain events of bankruptcy, insolvency or reorganization affecting Coherent or any of its significant subsidiaries.

In connection with the closing of the sale of the Notes, on March 13, 2006, Coherent entered into a registration rights agreement (the “Registration Rights Agreement”) with the initial purchaser.  A copy of the Registration Rights Agreement is attached hereto as Exhibit 10.17 to this report and is incorporated by reference herein.  The following description of the Registration Rights Agreement is a summary only and is qualified in its entirety by reference to Exhibit 10.17.

Under the Registration Rights Agreement, Coherent has agreed, for the benefit of the holders of the Notes, to file a shelf registration statement with respect to the resale of the Notes and the common stock issuable upon conversion of the Notes not later than 120 days after the original issuance of the Notes and to use its commercially reasonable efforts to cause such shelf registration statement to become effective as promptly as practicable, but in no event later than 210 days after the original issuance of the Notes.  Coherent also has agreed to use its commercially reasonable efforts to keep the shelf registration statement continuously effective until the earliest of (1) the sale pursuant to the shelf registration statement of the Notes and all of the shares of common stock issuable upon conversion of the Notes, (2) the date when the holders, other than holders that are Coherent’s “affiliates,” of the Notes and the common stock issuable upon conversion of the Notes are able to sell all such securities immediately without restriction pursuant to the volume limitation provisions of Rule 144 under the Act or any successor rule thereto or otherwise and (3) the date that is two years from the original issuance of the Notes, subject to certain exceptions set forth in the Registration Rights Agreement.  Additional interest will accrue on the Notes if the shelf registration statement has not been filed with the Securities and Exchange Commission (“SEC”) within 120 days after the original issuance of the Notes, if the shelf registration statement has not become effective within 210 days after the earliest date of the original issuance of any of the Notes, if the shelf registration statement shall cease to be effective or fail to be usable without being succeeded within seven business days by a post-effective amendment or a report filed with the SEC pursuant to the Exchange Act of 1934, as amended, that cures the failure of the shelf registration statement to be effective or usable, or the use of the prospectus has been suspended for longer than the permitted period, subject to certain exceptions and limitations set forth in the Registration Rights Agreement. Notwithstanding the foregoing, additional interest shall not accrue if Coherent is eligible for, and elects to utilize, the “automatic shelf” registration procedure on Form S-3 available to “well-known seasoned issuers” and files a shelf registration statement with the SEC no later than 150 days after the date of the original issuance of the notes.  If a holder has converted some or all of its Notes into common stock, the holder will not be entitled to receive any additional interest with respect to such common stock or the principal amount of the Notes converted.

The Notes have not been registered under the Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Act and state securities laws.  This Current Report on Form 8-K is not an offer to sell the Notes nor is it soliciting an offer to buy the Notes.

Item 3.02  Unregistered Sales of Equity Securities.

The information set forth in Item 2.03 hereof is incorporated by reference into this Item 3.02.

As disclosed above, on March 13, 2006, Coherent issued and sold $200 million aggregate principal amount of the Notes.  The Notes were sold pursuant to the Purchase Agreement in a private placement to an initial purchaser for resale to qualified institutional buyers pursuant to the exemptions from the registration requirements of the Act afforded by Section 4(2) of the Act and Rule 144A under the Act.  Coherent expects to receive approximately $194 million in proceeds after deducting the initial purchaser’s discount of approximately $5 million and estimated offering expenses.

The Notes will be convertible only under certain circumstances, as described below, at an initial conversion rate of 26.1288 shares of common stock per $1,000 principal amount of Notes (equivalent to a conversion price of approximately $38.27 per share), subject to adjustment.  Upon conversion of a Note, in lieu of shares of common stock, a holder will receive cash in an amount equal to the lesser of $1,000 and the conversion value of the Note (determined in accordance with the terms of the Indenture) and, if the conversion value is greater than $1,000, payment of the excess value, at Coherent’s option, in the form of cash, shares of common stock or a combination of cash and common stock.

Holders may convert their Notes prior to the close of business on the business day before the final maturity date based on the applicable conversion rate only under the following circumstances: (1) during any calendar quarter beginning after June 30, 2006 (and only during such calendar quarter), if the closing price of Coherent’s common stock for at least 20 trading days in the 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter is more than 120% of the current conversion price per share, (2) during any five business day period after any five consecutive trading day period in which the trading price per $1,000 principal amount of Notes for each day of that period was less than 98% of the product of the closing price of Coherent’s common stock for each day in that period and the conversion rate per $1,000 principal amount of Notes, (3) if specified distributions to holders of Coherent’s common stock occur, (4) if a fundamental change occurs, or (5) during the one month period from, and including, February 1, 2011 to, but excluding, the maturity date.

In the event of a fundamental change as specified in the Indenture, Coherent will increase the conversion rate as to Notes converted in connection with the fundamental change as described in the Indenture.

Coherent intends to use the net proceeds of the offering to fund a portion of the merger consideration for its pending acquisition of Excel Technology, Inc.  If the Excel acquisition does not occur, Coherent intends to use the net proceeds of the offering for working capital and other general corporate purposes, including potential acquisitions.

Item 8.01 Other Events.

On March 13, 2006, Coherent issued a press release with respect to the pricing of its offer and sale of $175 million aggregate principal amount of 2.75% Convertible Subordinated Notes due 2011, plus an additional aggregate principal amount of up to $25 million at the option of the initial purchaser.  A copy of the press release is attached hereto as Exhibit 99.1 to this report and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d)   Exhibits.

The following exhibits are filed as part of this report.

Exhibit No.	Description

10.16	Indenture dated as of March 13, 2006 between the Company and U.S. Bank National Association, as Trustee (including form of 2.75% Convertible Subordinated Notes due 2011).

10.17	Registration Rights Agreement dated as of March 13, 2006 between the Company and Merrill Lynch, Pierce, Fenner & Smith Incorporated.

99.1	Press Release issued by Coherent, Inc. on March 7, 2006 announcing the pricing of its 2.75% Convertible Subordinated Notes due 2011.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COHERENT, INC.

Date: March 13, 2006	By:	/s/ Helene Simonet
Name: Helene Simonet Title: Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.16	Indenture dated as of March 13, 2006 between the Company and U.S. Bank National Association, as Trustee (including form of 2.75% Convertible Subordinated Notes due 2011).

10.17	Registration Rights Agreement dated as of March 13, 2006 between the Company and Merrill Lynch, Pierce, Fenner & Smith Incorporated.

99.1	Press Release issued by Coherent, Inc. on March 7, 2006 announcing the pricing of its 2.75% Convertible Subordinated Notes due 2011.